Exhibit 99.1

Media Relations:

Bobbie Collins

+1 212-810-8155

Bobbie.Collins@blackrock.com

BlackRock Founding Partner Susan L. Wagner to Retire

as Vice Chairman of Firm and Join Board of Directors

NEW YORK—(BUSINESS WIRE)—Jun. 20, 2012— BlackRock, Inc. (NYSE: BLK) today announced that Susan L. Wagner, a Founding Partner of BlackRock, is retiring as a Vice Chairman of BlackRock and has been elected to BlackRock’s Board of Directors. She will retire at the end of this month and take her seat on the Board at the October meeting. She also will continue to serve as a Director of DSP BlackRock Investment Managers, the firm’s joint venture in India.

Laurence D. Fink, Chairman and Chief Executive Officer of BlackRock, Inc., said, “Sue’s election to the Board reflects the profound contribution she has made to BlackRock and our clients in a range of leadership positions since 1988, and I am delighted that the firm will continue to benefit in new ways from her exceptional insight and strategic vision. Sue has spearheaded every critical corporate transaction in our history and played a pivotal role in the genesis of many of the businesses that have become central to our success. She embodies and has helped to define and foster the culture of consistent excellence, uncompromising integrity, deep passion and intense focus on our clients that is BlackRock at its best.”

Mr. Fink continued, “Sue’s influence has also been felt far beyond BlackRock. Her innovations in structured finance earlier in her career set a new direction for our industry, and Sue has been a pioneer, role model and mentor for both women and men in our firm and across our industry. As Sue begins a new chapter in her remarkable career, all of us are grateful that we will be able to draw on her spirit of innovation and unmatched depth of understanding of the markets, our industry and our firm in her new role as a Director of BlackRock.”

Ms. Wagner said, “It has been a privilege to be part of the team that has built an organization that is uniquely positioned to meet the full range of investment needs our clients face in today’s challenging markets. In all of our work, we’ve been guided above all else by listening to our clients and responding creatively to their needs. I am excited and honored to join the Board and believe this opportunity gives me the best of both worlds: the chance to confront new challenges and explore new horizons, while continuing to contribute to the success of BlackRock.”

In addition to serving as a Vice Chairman of BlackRock, Ms. Wagner serves as a member of BlackRock’s Global Executive Committee and Global Operating Committee. Ms. Wagner previously served as BlackRock’s Chief Operating Officer and Head of Corporate Strategy, and led BlackRock’s international client and alternative investments businesses.

Ms. Wagner has been included in Fortune magazine’s annual ranking of the “50 Most Powerful Women in Business” for the past three years, has been named as one of the “Top 50 Women to Watch” by the Financial Times, and has been ranked twice on the “50 Most Powerful Women in New York” list by Crain’s New York Business. Among numerous other roles at BlackRock, Ms. Wagner has been the Global Executive Sponsor of BlackRock’s Women’s Initiative Network (WIN), which has been integral to engaging and fostering the full potential of BlackRock women.

She holds a BA degree in English and economics from Wellesley College, and an MBA degree in finance from the University of Chicago. Ms. Wagner is a member of the Board of Trustees of Wellesley College and the Hackley School.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At March 31, 2012, BlackRock’s AUM was $3.684 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange-traded funds) and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of March 31, 2012, the Firm has approximately 9,900 employees in 27 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.